Exhibit 99

MICROFRAME, INC. WELCOMES NEW TOP PLAYERS TO WINNING TEAM

Edison, N J - July 9, 1997 - MicroFrame, Inc. (NASDAQ SmallCap: MCFR), announced July 1, 1997 the addition of talented and highly skilled leaders in the areas of sales and accounting, and to the Company's Board of Directors.

David E. Sawyer, Senior Vice President of Sales, will be responsible for leading the sales organization forward in domestic and international sales for all aspects of MicroFrame's product distribution, including Direct, OEM, and Alternate Channels.

Sawyer comes to MicroFrame from FORE Systems, a provider of ATM and other networking products, where he served as the Senior Channel Sales Manager, and was responsible for the development of sales to national channel accounts and strategic partner relationships. Prior to FORE, Sawyer held various managerial sales positions with Chipcom, 3Com and Xyplex.

John F. McTigue joins MicroFrame as the Chief Financial Officer, and will be responsible for strategic financial planning, business development, and fostering investor relations. He will be responsible for all areas of Finance and Administration at MicroFrame.

Most recently McTigue held the position of Chief Financial Officer at Fundtech Corporation, a software developer in New Jersey, where he was instrumental in the design and implementation of business and operating plans, as well as the establishment of relationships within the finance community.

Alexander C. Stark, Jr. has been elected to MicroFrame's Board of Directors. Stark brings his extensive executive management and engineering experience in international telecommunications from his forty years at AT&T. He retired from AT&T in 1994 as Senior Vice President of International Communications Services.

"We have added three highly-skilled, energetic team members who will be instrumental in helping us to reach our strategic goals and objectives," said Stephen B. Gray, President and CEO. "David Sawyer is a proven team builder who consistently leads sales organizations to achieve high performance levels. John McTigue's background and expertise will be vital in crafting the financial structure of MicroFrame; and Alexander Stark brings his overall business management expertise and technical background in the communications field, which will be an invaluable assistance in the molding of MicroFrame's strategic direction and market positioning. On behalf of MicroFrame, we are extremely pleased that these three individuals, with their exemplary backgrounds and skill sets, have elected to join MicroFrame."

Headquartered in Edison, NJ, MicroFrame develops and manufactures hardware and software solutions for secured Remote Network Management systems for voice, video and data communications. Products are sold and supported in the U.S. by a direct sales force with offices in Edison and St. Louis and through distributors in other geographic markets. A wholly-owned subsidiary in Antwerp, Belgium services the European Economic Community market. In addition, the company has established distribution channels in Canada and the Pacific Rim, including Australia and New Zealand. MicroFrame has systems installed worldwide.